Exhibit 99.2

December 11, 2017

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

tel 407.650.1000 800.522.3863

www.cnllifestylereit.com

Investor Inquiries:

P.O. Box 219001

Kansas City, Missouri 64121-9001

toll-free 866.650.0650

Fellow Shareholder,

In April of this year, we closed on the sale of our remaining real estate assets to EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC (an affiliate of Och-Ziff Real Estate) and paid interim liquidating distributions of $2.17 per CNL Lifestyle Properties common share to our shareholders. This distribution was a combination of freely tradeable EPR common shares and cash: $0.10 per share in cash and $2.07 per share in EPR common stock with a value of $76.00 based on the average of the high and low EPR trading prices on April 20, 2017, the date of the distribution. Shortly thereafter, you would have also received payment from the clearing agent (Computershare) for the sale of any fractional EPR shares that you were deemed to have received.

Final Distribution

Today, we are pleased to announce that we have concluded all post-closing matters and obligations, plus reconciled all expenses related to the company’s liquidation and dissolution. As a result, we will be paying approximately $0.16 per share in cash to shareholders as a final liquidating distribution. Inclusive of the interim distribution in April, the aggregate liquidating distribution per share paid in calendar year 2017 is approximately $2.33. We expect to make the final distribution to shareholders on or about Dec. 15, 2017. This timing is consistent with our publicly stated objective of concluding all liquidation and dissolution matters by year-end 2017.

For important context, the final liquidating cash distribution of approximately $0.16 compares favorably to the $0.10 per share estimated net asset value of the company that we announced on April 20, 2017. Further, the approximately $2.33 per share (noted above) exceeds the high-end of our aggregate liquidation range of $2.25 per share that was previously communicated.

What Happens Next?

In January or February 2018 you will receive separate 2017 Forms 1099 from CNL Lifestyle Properties, Computershare and/or your broker-dealer. Please refer to the enclosed Liquidation and Tax Implications flyer for additional information, including how to obtain your cost basis for 2017. Shareholders are advised to consult with their tax advisor regarding the tax consequences of the liquidating distributions.

If you have questions related to your liquidating distributions or transaction history for your CNL Lifestyle Properties shares, please contact CNL Client Services, 866-650-0650, option 3, or your financial advisor. To request cost basis information, please call CNL Client Services at 866-650-0650, option 1, or your financial advisor.

On behalf of the company’s board of directors and our entire management team, we are pleased to conclude this investment program that was initially launched in 2004. Over the last almost four years of our strategic alternatives process to provide shareholders with liquidity, we have worked in a focused and energetic manner with our board of directors and various advisors to create the best outcome. As always, I personally thank you for your investment in CNL Lifestyle Properties.

Sincerely,

Stephen H. Mauldin

Chief Executive Officer & President

cc: Financial advisors

Encl.

Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.